Exhibit 10(f)(3)



                           SECOND AMENDMENT
                                TO THE
              QUAKER OATS COMPANY STOCK COMPENSATION PLAN
                         FOR OUTSIDE DIRECTORS
      (As Amended and Restated Effective as of November 1, 1996)


     WHEREAS, The Quaker Oats Company Stock Compensation Plan for Outside Directors, as amended and restated effective as of November 1, 1996 (the "Plan"), was established by The Quaker Oats Company (the "Company") for the benefit of its eligible directors; and


     WHEREAS, certain amendments to the Plan are necessary in  order  to
  implement   changes  to  the  compensation  package  for   nonemployee
  directors previously approved by the Board;


     NOW, THEREFORE, the Plan is hereby amended effective January 1, 1999, by substituting the following for Section 2 of the Plan:


     "2.  Common Stock Units.


     (a) The Company shall establish and maintain a Deferred Stock Account in the name and for the benefit of each outside director of the Company. On the first Trading Day of each calendar year, the Company shall allocate an Annual Award of Common Stock Units to the Deferred Stock Account of each outside director then serving on the Board. Such Annual Award shall consist of the number of Common Stock Units determined by dividing $35,000 (or $40,000 in the case of a Board Committee chairperson that has elected to receive his/her chair fees under the Plan) by the Fair Market Value of the Company's Common Stock on such Trading Day. Each director may elect in advance of the allocation date for an Annual Award to forego all or a portion of such award and to receive in lieu thereof stock options of equivalent value under the terms of The Quaker Oats Company Stock Option Plan for Outside Directors. For purposes of this Section 2(a), the term "Trading Day" shall mean a day on which shares of the Company's Common Stock are traded on the New York Stock Exchange, and the term "Fair Market Value" shall mean the average of the high and low share prices of the Company's Common Stock as reported by the New York Stock Exchange - Composite Transaction Reporting System for a particular day.


     (b) In the event a new outside director is elected to the Board, the Company shall establish and maintain a Deferred Stock Account in the name and for the benefit of such director. As of such outside director's election date, his/her Deferred Stock Account shall be credited with the number of Common Stock Units equal to one-twelfth of the Annual Award allocated to other outside directors during such calendar year (as determined under (a) above), multiplied by the number of full or partial calendar months which remain in such year.


     (c) In the event an outside director leaves the Board for any reason, the number of Common Stock Units credited to such director's Deferred Stock Account shall be reduced by the number of Common Stock Units equal to one-twelfth of the Annual Award allocated during the calendar year of his/her departure from the Board (as determined under (a) above), multiplied by the number of full calendar months which remain in such year following such director's last date of service."


     IN WITNESS WHEREOF, this Amendment is executed below by a duly authorized officer of the Company.


                                 THE QUAKER OATS COMPANY


  Dated:  March 17, 1999         By: /s/ John G. Jartz
                                     Its Senior Vice President